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                                                                    Exhibit 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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The Board of Directors
PHAMIS, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-31047, 333-31045, 333-1502) on Form S-8 of IDX Systems Corporation of our report dated January 31, 1997, except for note 14 which is as of March
25, 1997, relating to the consolidated balance sheet of PHAMIS, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1997 annual report Form 10-K of IDX Systems Corporation.


KPMG Peat Marwick LLP


Seattle, Washington
March 30, 1998